Exhibit 10.3.6

AMENDMENT

TO

PACIFIC CAPITAL BANCORP AMENDED AND RESTATED INCENTIVE AND

INVESTMENT AND SALARY SAVINGS PLAN

January 1, 2001 Restatement

The Pacific Capital Bancorp Amended and Restated Incentive and Investment and Salary Savings Plan as established and effective January 1, 2007, is hereby further amended, effective on January 1, 2009, in the following respects:

1.	Article VII is the Plan is amended by renumbering Section 7.17 to become Section 7.18.

2.	Article VII of the Plan is amended to add a new Section 7.17 to provide as follows:

7.17	Application of §415 Regulations (adopted in 2007)

A)	Effective Date. The provisions of this Article III shall apply to limitation years beginning on and after July 1, 2007.

B)

§415 Compensation paid after severance from employment. §415 Compensation shall be adjusted, as set forth herein for the following types of compensation paid after a Participant’s severance from employment with the employer maintaining the Plan (or any other entity that is treated as the Employer pursuant to Code § 414(b), (c), (m) or (o)). However, amounts described in subsections (1) and (2) below may only be included in §415 Compensation to the extent such amounts are paid by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the date of such severance from employment. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation is not considered §415 Compensation within the meaning of Code §415(c)(3), even if payment is made within the time period specified above.

(1)	Regular Pay. §415 Compensation shall include regular pay after severance of employment if:

(a)	The payment is regular compensation for services during the participant’s regular working hours, or compensation for services outside the participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and

(b)	The payment would have been paid to the participant prior to a severance from employment if the participant had continued in employment with the Employer.

(2)	Leave cashouts and deferred compensation. Leave cashouts shall be included in §415 Compensation if those amounts would have been included in the definition of §415 Compensation if they were paid prior to the participant’s severance from employment, and the amounts are payment for unused accrued bona fide sick, vacation, or other leave, but only if the participant would have been able to use the leave if employment had continued.

In addition, deferred compensation shall be included in §415 Compensation if the compensation would have been included in the definition of §415 Compensation if it had been paid prior to the participant’s severance from employment, and the compensation is received pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid at the same time if the participant had continued in employment with the Employer and only to the extent that the payment is includible on the participant’s gross income.

(3)	Salary continuation payments for military service participants. §415 Compensation does not include payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Code § 414(u)(1)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

(4)	Salary continuation payments for disabled Participants. §415 Compensation does not include compensation paid to a participant who is permanently and totally disabled (as defined in Code § 22(e)(3)).

C)	Administrative delay (“the first few weeks”) rule. Compensation for a limitation year shall not include amounts earned but not paid during the limitation year solely because of the timing of pay periods and pay dates.

D)	Definition of annual additions. The Plan’s definition of “annual addition” in §7.1, is modified by adding the following thereto:

(1)

Restorative payments. Annual additions for purposes of Code §415 shall not include restorative payments. A restorative payment is a payment made to restore losses to a Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the plan’s losses due to an action (or a failure to ct) that creates a reasonable risk of liability for such a breach of fiduciary duty (other then a breach of fiduciary duty arising from failure to remit contribution to the Plan). This includes payments to a plan made pursuant to a Department of Labor order, the Department of Labor’s Voluntary Fiduciary Correction Program, or a court-approved settlement, to

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restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other then a breach of fiduciary duty arising from failure to remit contribution to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under ERISA are not restorative payments and generally constitute contributions that are considered annual additions.

(2)	Other amounts. Annual addition for purposes of Code §415 shall not include: (1) The direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (2) Rollover contributions (as described in Code §§ 401(a)(31), 492*c(*1(, 403(a)(4), 403(b)(8), 408(d)(3), and 457 (e)(16)); (3) Repayments of loans made to a participant from the Plan’ and (4) Repayments of amounts described in Code § 411(a)(7)(B) (in accordance with Code § 411(a)(7)(C)) and Code § 411 (a)(3)(D) or repayment of contributions to a governmental plan (as defined in Code § 414(d)) as described in Code §415 (k)(3), as well as Employer restorations of benefits that are required pursuant to such repayments.

E)	Change to limitation year. The limitation year may only be changed by a Plan amendment. Furthermore, if the Plan is terminated effective as of a date other than the last day of the Plan’s limitation year, then the Plan is treated as if the Plan had been amended to change its limitation year.

F)	Excess Annual Additions. Notwithstanding any provision of the Plan to the contrary, if the annual additions (within the meaning of Code §415) are exceeded for any participant, then the Plan may only correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2006-27 or any superseding guidance, including, but not limited to, the preamble of the final §415 regulations.

G)	Aggregation and Disaggregation of Plans.

(1)	For purposes of applying the limitation of Code §415, all defined contribution plans (without regard to whether a plan has been terminated) ever maintained by the Employer (or a “predecessor employer”) under which the participant receives annual additions are treated as one defined contribution plan. The “Employer” means the Employer that adopts this Plan and all members of a controlled group or an affiliated service group that includes the Employer (within the meaning of code § 414(b), (c), (m) or (o)), except that for purposes of this Section, the determination shall be made by applying Code §415(h), and shall take into account tax-exempt organizations under Regulation Section 1.414(c)-5, as modified by Regulation Section 1.415(a)-1)f_)1_. For purposes of this Section:

(a)

A former Employer is a predecessor employer” with respect to a participant in a plan maintained by an Employer if the Employer maintains a plan under which the participant had accrued a benefit while performing services for the former Employer, but only if that

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benefit is provided under the plan maintained by the Employer. For this purpose, the formerly affiliated plan rules in Regulation Section 1.415(f)-1b)(2) apply as if the Employer and predecessor employer constituted a single employer under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately prior to the cessation of affiliation (and as if they constituted two unrelated employers under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately after the cessation of affiliation) and cessation of affiliation was the event that gives rise to the predecessor employer relationship, such as a transfer of benefits or plan sponsorship.

(b)	With Respect to an Employer of a participant, a former entity that antedates the Employer is a “predecessor employer’ with respect to the participant if, under the facts and circumstances, the employer constitutes a continuation of all or a portion of the trade or business of the former entity.

(2)	Break-up of an affiliate employer or an affiliated service group. For purposes of aggregating plans for Code §415, a “formerly affiliated plan” of an employer is taken into account for purposes of applying the Code §415 limitation to the employer, but the formerly affiliated plan is treated as if it has terminated immediately prior to the “cessation of affiliation.” For purposes of this paragraph, a “formerly affiliated plan” of an employer if a plan that, immediately prior to the cessation of affiliation, was actually maintained by one or more of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)), and immediately after the cessation of affiliation, is not actually maintained by any of the entities that constitute the employer (as determined under the employer affiliation rules as described in Regulation Section 1.415(a)-1(f)(1) and (2)). For purposes of this paragraph, a “cessation of affiliation” means the event that causes an entity to no longer be aggregated with one or more other entities as a single employer under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2) (such as the sale of a subsidiary outside a controlled group), or that causes a plan to not actually be maintained by any of the entities that constitute the employer under the employer affiliation rules of Regulation Section 1.415 Compensation(a)-1(f)(1) and (2) (such as a transfer of plan sponsorship outside of a controlled group).

3.	Section 16.7(c) of the Plan is amended to provide as follows:

16.7	Direct Rollover

…

(c)	A “qualified distributee” means a Participant, his or her surviving spouse, or his or her spouse or former spouse who is an alternate under a qualified domestic relation order, as defined in Code § 414(p), or a non-spouse Beneficiary.

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